CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-69060, 33-50517, 33-50519, 33-64511) and in the
Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-69648) of Kansas City Southern Industries, Inc. of our report dated March 4, 1999 appearing in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 25, 1999 related to the consolidated financial statements of DST Systems, Inc., which appears in the DST Systems, Inc. Annual Report on Form 10-K, which is incorporated in this Annual Report on Form 10-K.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Kansas City, Missouri
March 22, 1999